As filed with the Securities and Exchange Commission on
December 16, 2022

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Northwest Biotherapeutics, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NORTHWEST BIOTHERAPEUTICS, INC.

STATEMENT REGARDING THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 30, 2022

Northwest Biotherapeutics, Inc. (the “Company”) is filing this supplemental disclosure in response to a motion filed December 9, 2022, after the Proxy statement was issued for the Annual Meeting of Stockholders to be held on December 30, 2022 (the “Proxy”), by the plaintiffs who are seeking to have the upcoming stockholder vote disregarded or discounted in the derivative action which we previously reported in both the Proxy and our Form 10-Q reports for both Q2 and Q3 2022.

The Company wishes to make clear: If the stockholder vote in connection with the upcoming Annual Meeting results in the ratification of the executive compensation and approval of the director compensation described in the Proxy, the Company plans to ask the court to dismiss the derivative action on the grounds, among others, that the stockholders have approved the compensation.  Hence, stockholder approval of the executive and director compensation could potentially result in dismissal of the derivative action.